EXHIBIT 10.3

                  NARRATIVE SUMMARY OF BOARD ACTION ESTABLISHING
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                      DIRECTOR COMPENSATION FOR FISCAL 2007
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On August 15, 2006, the Board of Directors of American Consumers, Inc. (the
"Company"), acting upon the recommendation of the Board's Compensation Committee, voted to maintain the fees paid to all directors for service on the Board during fiscal 2007 at the same level as in 2006.

Accordingly, during fiscal 2007, all Company directors will receive cash payments of $300.00 per month for service as directors, plus reimbursement for reasonable expenses incurred in attending meetings of the Board of Directors and any Board committee on which a director serves. Directors who are members of the Audit Committee and the Compensation Committee of the Board of Directors do not receive any additional compensation for such committee service.